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                         FINANCIAL CONSULTING AGREEMENT

          AGREEMENT made the _________ day of November, 1996, by and between GKN Securities Corp., a New York corporation, having an address at 61 Broadway, 12th Floor, New York, New York 10006 ("GKN"), and TearDrop Golf Company, a Delaware corporation, having an address at 32 Bow Circle, Building #1, Hilton Head Island, South Carolina 29928 (the "Company").

          WHEREAS, the Company has filed a registration statement with the Securities and Exchange Commission for a proposed public offering of its securities to be underwritten by GKN ("IPO"); and

          WHEREAS, pursuant to the Underwriting Agreement between the Company and GKN, the Company has agreed to retain GKN as a financial consultant;

          NOW, THEREFORE, the parties hereto agree as follows:

          1. The Company retains GKN as a nonexclusive financial consultant to provide to the Company when requested by the Company from time to time, during normal business hours, upon reasonable notice, consultation concerning but not limited to shareholder relations, including preparation of reports and other releases, assisting in long term financial planning, corporate reorganization and expansion, capital structure, borrowings and other financial assistance. These services shall be rendered by GKN without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as GKN may determine. GKN shall make available such time as it, in its sole


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discretion, shall deem appropriate for the performance of its obligations under this Agreement.

          2. This Agreement shall become effective as of the closing date of the IPO and shall continue for a period of two (2) years thereafter.

          3. As compensation for its services, the Company shall pay GKN the sum of $2,500 per month, for an aggregate sum of $60,000 over the term of this Agreement. The Company agrees to pay such aggregate amount, in advance, at the closing of the IPO.

          4. (a) In the event that any acquisition of and/or merger with other companies or joint ventures or other contracts or arrangements with any third parties including, without limitation, the sale of the business, assets or stock of the Company or any of its subsidiaries or affiliates or any significant portion thereof (collectively, a "Transaction"), occur which result from or are caused by, and occur within eighteen (18) months of, introductions made by the Consultant during the term of this Agreement, the Company shall pay the Consultant as follows: five percent of the first $5,000,000, four percent of the next $2,000,000, three percent of the next $2,000,000 and two percent of the excess, if any, over $9,000,000 of the consideration involved in any such transaction ("Legal Consideration").

          If the Company believes that an introduction made to it by the Consultant is not subject to the terms of this Section 4, then it shall, within ten (10) business days after such introduction, give written notice thereof to the Consultant.


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          The phrase "Legal Consideration" for the purpose of this Section 4, shall mean the total value of the securities (valued as determined in the applicable agreement governing the terms of the Transaction or, if not so valued, at market on the day of closing, or if there is no public market, valued as set forth herein for other property), cash and assets and property or other benefits exchanged by the Company or received by the Company or its shareholders as consideration as a result of or arising out of the Transaction, irrespective of the period of payment or terms (all valued at fair market present value as agreed or, if not, by an independent appraiser.)

                    (b) All fees payable under this Section 4 are due and payable to the Consultant, in cash or by certified check, at the closing or closings of any Transaction; provided, that if the Legal Consideration on any Transaction is other than all cash, the payment to the Consultant shall be, at the option of the Company, either the cash equivalent or such other consideration proportionate with the types of Legal Consideration paid on such Transaction. No fees shall be payable under this Section 4 or otherwise if, for any reason, the Transaction is not consummated.

                    (c) This Section 4 shall have a term of five years from the date of the closing of the IPO.

          5. GKN covenants that all proprietary or confidential information which it obtains knowledge of as a result of the services rendered pursuant to this Agreement shall be kept confidential and shall not be used by GKN or disclosed by GKN to any third party without the prior written approval of the Company, except as otherwise required by law.


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          6.        All expenses incurred by GKN in rendering services hereunder shall be for the account of GKN, unless otherwise agreed to by the Company.

          7. GKN and the Company acknowledge that GKN is an independent contractor. GKN shall not hold itself out as, nor shall it take any action from which others might infer that it is, a partner, agent or joint venturer of the Company. GKN shall not take any action which binds, or purports to bind, the Company.

          8. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. It may not be changed except by agreement in writing signed by the party against whom enforcement or any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

          9. In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the same shall be submitted to the American Arbitration Association in the City of New York, for its decision and determination in accordance with its rules and regulations then in effect. Each of the parties agrees that the decision and/or award made by the Association may be entered as judgment of the Courts or the State of New York, and shall be enforceable as such.

          10. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.


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          11.       This Agreement shall be binding upon the parties and their successors and assigns provided, however, that GKN shall not permit any other person or entity to assume its obligations hereunder without the prior written consent of the Company. Notice of the Company's position shall be given within ten (10) days after such consent has been requested.

          12. This Agreement may be terminated by the Company at any time upon thirty days' prior written notice to GKN; provided, however, that no such termination shall reduce the amount payable under Section 3 or result in any refund of amounts previously paid under Section 3, which latter amounts shall be deemed earned in all respects prior to termination of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                              GKN SECURITIES CORP.


                              By:
                                 ---------------------------
                                   Name:
                                   Title:

                              TEARDROP GOLF COMPANY


                              By:
                                 ---------------------------
                              Name:     Rudy A. Slucker
                              Title:    President and
                                        Chief Executive Officer


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